Exhibit 99.1

CONTACT:
Diana G. Purcel
Vice President & Chief Financial Officer
Famous Dave’s of America, Inc.
952-294-1300
diana.purcel@famousdaves.com

Famous Dave’s Reports Third Quarter Net Income of $0.11 Per Share

     Minneapolis, MN, Oct. 20, 2004 - Famous Dave’s of America, Inc. (Nasdaq: DAVE) today reported net income of $1,270,000, or $0.11 per diluted share, on revenue of $26.0 million for the third quarter ended September 26, 2004. In the comparable 2003 period, the company reported net income of $478,000, or $0.04 per diluted share, on revenues of $26.0 million. For the 2004 third quarter, net sales for restaurants open year-round for 18 months or more increased 5.3% compared with a 3.5% decline in the 2003 third quarter.

     “Our strong third quarter results show how our sharp focus on operating integrity and brand development is translating into improved financial performance,” said David Goronkin, president and chief executive officer.

     For the nine months ended September 26, 2004, Famous Dave’s reported net income of $2,793,000, or $0.23 per diluted share, on revenue of $74.0 million. In the comparable 2003 period, the company reported a net loss of $2,121,000, or $0.18 per diluted share, on revenue of $74.9 million. Results for the 2003 period include pre-tax charges of approximately $5.6 million, or $0.29 per diluted share, related to losses in the Isaac Hayes Blues Clubs, costs associated with the divestiture of those clubs and impairment charges on under-performing restaurants. For the nine months ended September 26, 2004, net sales for restaurants open year-round for 18 months or more increased 0.2% compared with a decline of 2.6% in the comparable 2003 period.

     2—Famous Dave’s Reports Third Quarter Net Income of $0.11 Per Share

     The company’s third quarter revenue benefited from a combination of factors, including an increase in franchise fees resulting from new area development agreements signed in the quarter and a price increase of about 2% implemented at the beginning of the quarter. The third quarter also reflected higher traffic generated by six weeks of broadcast advertising in major markets and the continued use of limited time product offerings to encourage trial and repeat visits to its restaurants, as compared to a prior year strategy of increasing traffic through discounting.

     Famous Dave’s opened six franchise locations during the third quarter. The company now has a total of 101 restaurants in 24 states and expects to be in 10 additional states by the end of 2005. “Our experience shows that demand for ‘real, honest barbeque’ is not confined to any specific region and that the Famous Dave’s brand is not limited to geographic boundaries,” said Goronkin.

     Goronkin said the company enters the fourth quarter with momentum but that commodity prices will put pressure on food costs for the foreseeable future. He also said that the company plans to be back on air in its major markets with its advertising campaign for at least three weeks during the fourth quarter.

     During the quarter, the company completed the repurchase of one million of its common shares, as authorized by its board of directors in May 2004, at an average cost of $7.44.

     System-wide net sales for the first nine months of 2004 were approximately $176.5 million, up 27.7% compared with the first nine months of 2003. System-wide net sales are a non-GAAP financial measure that includes sales of all restaurants, company-owned and franchise, operating under the Famous Dave’s brand name. The company believes that system-wide sales information provides a useful indication of overall growth in the business and the penetration of Famous Dave’s brand.

     3— Famous Dave’s Reports Third Quarter Net Income of $0.11 Per Share

The company is hosting a conference call tomorrow, Thursday, October 21, 2004 at 10:00 am CT to discuss its third quarter 2004 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing (800) 374-1553. A replay will be available for one week following the call by dialing (800) 642-1687, conference ID 1267913. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.

Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of September 26, 2004, the company owned 38 locations and franchised 63 additional units in 24 states, and had signed development agreements for an additional 180 franchise locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts.

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003
Revenue:
Restaurant sales, net	$23,450	$24,351	$67,056	$70,766
Franchise royalty revenue	1,925	1,317	5,264	3,235
Franchise fee revenue	380	256	1,348	755
Licensing and other revenue	212	46	350	162

Total revenue	25,967	25,970	74,018	74,918

Costs and expenses:
Food and beverage costs	7,282	7,519	20,992	21,407
Labor and benefits	6,789	7,251	19,604	21,015
Operating expenses	5,503	6,233	16,337	17,491
Total depreciation and amortization	1,092	1,195	3,306	3,684
Asset impairment and restructuring charges	—	—	—	3,474
Pre-opening expenses	—	38	—	543
General and administrative	2,719	2,487	7,801	6,785

Total costs and expenses	23,385	24,723	68,040	74,399

Income from operations	2,582	1,247	5,978	519

Other income (expense):
Interest (expense)	(512)	(505)	(1,461)	(1,368)
Interest income	73	43	226	163
Other expense, net	(53)	(2)	(160)	(635)
Equity in loss of unconsolidated affiliate	—	—	—	(2,155)

Total other expense	(492)	(464)	(1,395)	(3,995)

Income (loss) before income taxes	2,090	783	4,583	(3,476)
Income tax (expense) benefit	(820)	(305)	(1,790)	1,355

Net income (loss)	$1,270	$478	$2,793	$(2,121)

Basic and diluted net income (loss) per common share	$0.11	$0.04	$0.23	$(0.18)

Weighted average common shares outstanding — basic	11,633,489	12,100,045	12,048,947	11,649,671

Weighted average common shares outstanding - diluted	11,956,494	12,676,035	12,383,744	11,649,671

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
RESTAURANT OPERATING RESULTS (1) AS A % OF NET RESTAURANT SALES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003
Food and Beverage Costs	31.0%	30.9%	31.3%	30.3%
Labor and Benefits	29.0%	29.8%	29.2%	29.7%
Operating Expenses	23.5%	25.6%	24.2%	24.7%
Depreciation & Amortization	4.3%	4.6%	4.5%	4.9%

Total Costs and Expenses	87.8%	90.9%	89.2%	89.6%
Income from Restaurant Operations	12.2%	9.1%	10.8%	10.4%

(1)	Data regarding our restaurant operations as presented in the table above, excludes sales, costs and expenses associated with our Rib Team. The Rib Team is a brand-building marketing tool consisting of a team that travels around the country competing in rib competitions nation-wide and gives us relevancy in a category defined by independent operators.

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 26, 2004 AND DECEMBER 28, 2003
(in thousands)

	September 26,	December 28,
	2004	2003
ASSETS	(Unaudited)
Current assets	$14,042	$16,350
Property, equipment and leasehold improvements, net	45,168	47,147
Other assets	10,059	10,270

Total assets	$69,269	$73,767
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$6,903	$7,309
Long-term obligations	19,582	19,586
Shareholders’ equity	42,784	46,872

Total liabilities and shareholders’ equity	$69,269	$73,767

SUPPLEMENTAL SALES INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 26,	September 28,	September 26,	September 28,
	2004	2003	2004	2003
Weighted average weekly net sales:
Company-owned	$47,169	$43,577	$45,068	$43,597
Franchise-operated	$53,955	$52,062	$52,400	$49,014
System-wide net sales:
Company-owned	$23,450,205	$24,350,646	$67,055,867	$70,766,424
Franchise-operated	39,818,831	27,332,425	109,462,951	67,516,505

Total system-wide net sales	$63,269,036	$51,683,071	$176,518,818	$138,282,929
Comparable net sales:
Company-owned	5.3%	(3.5%)	0.2%	(2.6%)
Franchise-operated	(1.4%)	(4.3%)	(2.3%)	(6.8%)
Total number of units:
Company-owned	38	43	38	43
Franchise-operated	63	44	63	44